Exhibit 99.1

B of I Holding, Inc. Reports Earnings for the Third Quarter and the Nine Month Period Ending March 31, 2006

Nine-Month Net Income Up 19.2%, Third Quarter Loans Up 40.1% Over 2005

SAN DIEGO, CA – May 10, 2006-B of I Holding, Inc. (B of I), parent of Bank of Internet USA (Bank), today announced financial results for the nine months and its third quarter ending March 31, 2006. For the nine months ended March 31, 2006, net income was up 19.2% to $2.4 million, or $0.25 per diluted share, compared to $2.0 million, or $0.32 per diluted share, for the same nine-month period of 2005. Net income for the third quarter ending March 31, 2006 was $828,000, down 3.6% from the $859,000 earned for the quarter ended March 31, 2005, due in part to a pre-tax $109,000 expense for stock options associated with new accounting rule FAS 123R. Diluted earnings per share were $0.09 for the three months ended March 31, 2006, down from $0.13 for the same quarter of 2005. Diluted earnings per share for the nine-month and the three-month periods in fiscal 2006 decreased as a result of increases in average shares of 3,086,207 and 2,639,717, respectively, due to B of I’s initial public offering in mid-March 2005, which added $31.3 million in capital for future growth.

Third Quarter Highlights:

•	Loans held for investment of $565.6 million, up 40.1% from last year

•	Total deposits of $405.7 million, up 25.5% from last year

•	Total assets of $704.7 million, up 32.2% from last year

•	Net interest income of $2.6 million, up 10.1% from last year

•	Net income of $828,000, down 3.6% from last year

The $31,000 decrease in net income for the quarter ending March 31, 2006 compared to the same period in 2005 was largely due to a $109,000 pre-tax non-cash expense for stock-based compensation in the third quarter as a result of B of I’s requirement to adopt the new accounting rule known as FAS 123R on July 1, 2005. Stock-based compensation expense for market value option grants was not required to be recognized in fiscal 2005.

“We are encouraged by our bank’s performance in two key areas,” said Gary Lewis Evans, President and Chief Executive Officer. “First, our asset quality remains strong, with no non-performing assets at March 31, 2006. Second, net income was up over 10% from the previous quarter, which ended December 31, 2005.” He continued, “Throughout our fiscal year, the flat yield curve and narrowing risk premiums have negatively impacted our net interest margin and our growth. We are encouraged by the slight increase in the slope of the yield curve recently. If this trend continues, we hope to maintain or improve our net interest margin in the future.”

For the third quarter of fiscal 2006 compared to last year, net interest income increased 10.1%, to $2.6 million due to increased investment in mortgage loans and mortgage backed securities, as well as increased funding by time deposits and Federal Home Loan Bank advances. The increase in average earning assets in the third quarter of 2006 was partially offset by a decline in the net interest margin, which was 1.54% compared to 1.88% for the third quarter of 2005. The decline in the net interest margin was due to a flatter yield curve in the quarter ended March 31, 2006 as compared to the same quarter of 2005. Compared to the quarter ended December 31, 2005, the net interest margin improved by 5 basis points.

Also in this quarter compared to last year, non-interest income increased 70.5%, to $312,000, due to higher multifamily mortgage loan prepayment penalty income. Non-interest expenses, or operating expenses, excluding stock option expense, increased $296,000 in the quarter ended March 31, 2006 primarily due to professional and other expenses associated with being a public company and certain employee relocation and temporary labor costs included in compensation.

For the nine months ended March 31, 2006, net interest income increased 13.2% compared to 2005 and non-interest income increased 89.6% in 2006 versus 2005. Excluding stock option expenses, non-interest expense increased 12.1% in the first nine months of fiscal 2006 compared to 2005.

“In early January 2006 we launched SeniorBofI.com, an ‘Internet Branch’ designed to create affinity with our senior banking customers, offer new B of I deposit accounts, allow seniors to check rates and to learn a little about the Internet with links to the senior Internet community,” Mr. Evans said. “In the first three months of offering SeniorBofI.com, there were more than 5,000 visits to the SeniorBofI.com web site and we are currently averaging more than 100 visitors per day. Today, B of I has more than 13,000 accounts with senior customers (ages 50+) whose deposit account balances exceed a total of $300 million.”

“During the third quarter ending March 31, 2006, we were able to increase our nationwide deposit base and to increase the number of deposit accounts,” said Mr. Evans. “In the coming months, we plan to attract additional retail customers through new product offerings such as our new line of Internet-originated home equity loans and our new affinity website geared at recreational vehicle owners, MyRVBank.com,” Mr. Evans said.

Conference Call

B of I Holding, Inc. will host a conference call at 1:00 p.m. PT (4:00 p.m. ET) on Wednesday, May 10, 2006 to discuss financial results for the third quarter ended March 31, 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-922-0755. International callers should dial 973-935-2406. When prompted by the operator, mention Conference ID 7333401. The conference call will be webcast live and may be accessed at B of I’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on B of I’s website for 90 days.

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. (the Company) is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single family loans and securities. Bank of Internet offers it products through its websites at www.BofI.com, www.SeniorBofI.com and www.ApartmentBank.com which include deposit accounts, such as free interest-bearing checking accounts with online paid check copies, bill payment, account statements, ATM or Visa® Check Card and ATM Fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of May 10, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contacts:

B of I Holding, Inc.

Gary Lewis Evans

CEO

858-350-6213

gary@bankofinternet.com

CCG Investor Relations

Crocker Coulson

President

310-231-8600 ext 103

crocker.coulson@ccgir.com

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	March 31, 2006	June 30, 2005	March 31, 2005
Selected Balance Sheet Data:
Total assets	$704,667	$609,508	$532,941
Loans - net of allowance for loan losses	565,608	486,872	403,759
Loans held for sale	—	189	—
Allowance for loan losses	1,575	1,415	1,230
Mortgage-backed securities available for sale	73,503	62,766	76,812
Investment securities held to maturity	7,616	7,711	7,950
Total deposits	405,701	361,051	323,393
Advances from the FHLB	221,648	172,562	134,533
Junior subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	69,944	68,650	67,615

	At or For the Three Months Ended March 31,		At or For the Nine Months Ended March 31,
	2006	2005	2006	2005
Selected Income Statement Data:
Interest and dividend income	$8,410	$5,925	$23,629	$16,117
Interest expense	5,830	3,581	16,124	9,486

Net interest income	2,580	2,344	7,505	6,631
Provision for loan losses	15	10	160	185

Net interest income after provision for loan losses	2,565	2,334	7,345	6,446
Non-interest income	312	183	1,077	568
Non-interest expense	1,484	1,079	4,369	3,625

Income before income tax expense	1,393	1,438	4,053	3,389
Income tax expense	565	579	1,629	1,355

Net income	$828	$859	$2,424	$2,034

Net income attributable to common stock	$750	$758	$2,143	$1,730
Per Share Data:
Net income:
Basic	$0.09	$0.14	$0.26	$0.36
Diluted	$0.09	$0.13	$0.25	$0.32
Book value per common share	$7.73	$7.35	$7.73	$7.35
Tangible book value per common share	$7.73	$7.35	$7.73	$7.35
Weighted average number of common shares outstanding:
Basic	8,382,751	5,433,075	8,315,219	4,829,371
Diluted	8,536,305	5,896,588	8,500,303	5,414,096
Common shares outstanding at end of period	8,384,812	8,299,823	8,384,812	8,299,823
Common shares issued at end of period	8,509,312	8,299,823	8,509,312	8,299,823

BofI HOLDING,INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or For the Three Months Ended March 31,		At or For the Nine Months Ended March 31,
	2006	2005	2006	2005
Performance Ratios and Other Data:
Loan originations	$2,398	$4,585	$6,934	$32,141
Loan originations for sale	3,081	4,993	20,968	14,787
Loan purchases	50,888	—	166,004	70,872
Return on average assets	0.49%	0.68%	0.49%	0.58%
Return on average common stockholders’ equity	4.65%	9.19%	4.52%	8.16%
Interest rate spread(1)	1.17%	1.66%	1.16%	1.73%
Net interest margin(2)	1.54%	1.88%	1.55%	1.94%
Efficiency ratio(3)	51.3%	42.7%	50.9%	50.4%
Capital Ratios:
Equity to assets at end of period	9.93%	12.69%	9.93%	12.69%
Tier 1 leverage (core) capital to adjusted tangible assets(4)	9.20%	10.16%	9.20%	10.16%
Tier 1 risk-based capital ratio(4)	14.40%	16.67%	14.40%	16.67%
Total risk-based capital ratio(4)	14.75%	17.05%	14.75%	17.05%
Tangible capital to tangible	9.20%	10.16%	9.20%	10.16%
assets(4)
Asset Quality Ratios:
Net charge-offs to average loans outstanding(5)	—	—	—	—
Nonperforming loans to total loans(5)	—	—	—	—
Allowance for loan losses to total loans held for investment at end of period	0.28%	0.31%	0.28%	0.31%
Allowance for loan losses to nonperforming loans(5)	—	—	—	—

(1)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.

(4)	Reflects regulatory capital ratios of Bank of Internet USA only.

(5)	At March 31, 2006 and 2005, B of I had no non-performing loans, no foreclosures and no specific loan loss allowances.

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